Exhibit 99.1
Congress of the United States
Washington, DC 20515
May 23, 2011
Keith Katkin
President and CEO
Avanir Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656
Dear Mr. Katkin:
As Members of Congress with leadership positions on Committees of jurisdiction over health care issues, we take very seriously our responsibility to protect the interests of our nation’s health consumers and taxpayers, and the public and private health care systems that they pay and rely on for affordable drugs.
As such, we continue to be concerned about high drug prices generally, and specifically with reports that your company is charging high prices for Nuedexta, a medication used to treat involuntary emotional outbursts known as pseudobulbar affect. Neudexta is a combination of quinidine and dextromethorphane, generic drugs that have been available for decades and cost a fraction of Neudexta. In October 2010, Avanir obtained FDA approval for this combination and received a three year term of exclusive marketing. Although we recognize that we all benefit when FDA approves a new, safe and effective formulation, it is not clear that the significantly higher prices charged for this drug are justified given that it is merely a combination of long-used and inexpensive generic medications.
Doctors and patients were understandably upset at the news that this drug, once available for about $20, was now going to be $600. In order to address these concerns, we request that Avanir Pharmaceuticals submit written documentation in response to the following questions and requests for information. The Attachment of this letter will specify in full detail what materials are to be included in response to this request.
1.	What was the total cost of the clinical trials that led to the approval of Nuedexta? Please detail all expenditures. Has the company committed to post-market studies, and if so, what is the cost of those studies?

2.	Please provide copies of all correspondence with FDA related to Nuedexta, including emails and formal letters.

3.	How was the initial list price of Nuedexta established? Please provide all internal documentation relating to the determination of the price, including but not limited to emails, correspondence with shareholders, and internal memos.

4.	How much has Avanir Pharmaceuticals spent on marketing Nuedexta since its approval? How much does Avanir Pharmaceuticals plan to spend on marketing this drug in the next year? What percentage of the marketing budget will be directed to Nuedexta over the next year?

5.	Some analysts project revenue from Nuedexta to be approximately $4,365/patient after stocking fees and discounts are subtracted from Nuedexta’s stated annual wholesale cost of $5,868. Is this accurate? What is the total cost, and estimated unit costs, to manufacture Nuedexta, and the components of such costs? What are the expected revenues and profits from sales of Nuedexta? What are the anticipated revenues and profits from sales of Nuedexta to Medicare, Medicaid, and other federal or state health care programs?

6.	Is Nuedexta available outside the United States? If so, what is the list price and profit margin in all other countries?

7.	How many people have taken advantage of “co-pay cards” made available by Avanir to reduce the out-of-pocket cost of Nuedexta?

8.	How much is Avanir Pharmaceuticals projecting in Nuedexta sales and profits for fiscal year 2011?
Please furnish this documentation by electronic mail, fax, or hand delivery, no later than close of business on June 10, 2011. Any questions concerning this request may be directed to Jack Mitchell or Sarah Molinoff of the Senate Special Committee on Aging staff at (202) 224-5364. Thank you.

Sincerely,
/s/ Herb Kohl
Senator Herb Kohl

/s/ Henry Waxman
Congressman Henry Waxman

/s/ Frank Pallone
Congressman Frank Pallone

/s/ Diana DeGette
Congresswoman Diana DeGette